Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Products and Chemicals, Inc.:

We consent to the use of our report dated 24 March 2008, with the respect to the statements of net assets available for benefits of the Air Products and Chemicals, Inc. Retirement Savings Plan (the Plan) as of 30 September 2007 and 2006 and the related statements of changes in the net assets available for benefits for each of the years in the two-year period ended 30 September 2007, and the related supplemental schedule of assets (held at end of year) as of 30 September 2007, included in the Plan’s annual report on Form 11-K for the year ended 30 September 2007 and incorporated herein by reference.

Our report on the financial statements and related supplemental schedule refers to the Plan’s adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, as of 30 September 2007 and 2006.

/s/ KPMG LLP

Philadelphia, Pennsylvania

19 March 2009